Exhibit 5.2

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

April 10, 2013

Sanofi

54 rue La Boétie

75008 Paris, France

Re: $1,500,000,000 Aggregate Principal Amount of 1.250% Notes due April 10, 2018 issued by Sanofi

Ladies and Gentlemen:

We are acting as special United States counsel for Sanofi, a French société anonyme (the “Company”), in connection with the issuance and sale of $1,500,000,000 aggregate principal amount of the Company’s 1.250% Notes due April 10, 2018 (the “Notes”) pursuant to the Underwriting Agreement dated April 3, 2013 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters listed in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters).  The Notes are being issued pursuant to the Indenture, dated as of April 10, 2013, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and the Officer’s Certificate dated April 10, 2013, establishing the form and terms of the Notes pursuant to Section 301 of the Indenture (the Officer’s Certificate and the Indenture are being referred to herein together as the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

BUREAUX : AL-KHOBAR • AMSTERDAM • ATLANTA • BOSTON • BRUXELLES • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DJEDDAH • DUBAÏ • DÜSSELDORF • FRANCFORT • HONG KONG • HOUSTON • IRVINE • LONDRES • LOS ANGELES
MADRID • MEXICO • MILAN • MOSCOU • MUNICH • NEW YORK • PARIS • PÉKIN • PITTSBURGH • RIYAD • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SHANGHAÏ • SILICON VALLEY • SINGAPOUR • SYDNEY • TAÏPEI • TOKYO • WASHINGTON

We have assumed that (i) the Company is a société anonyme duly incorporated and validly existing under the laws of the French Republic, (ii) the Indenture and the definitive terms of the Notes have been (a) authorized in accordance with all necessary corporate action of the Company and applicable law, including laws of the French Republic (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the issuance of the Notes) and (b) executed and delivered by the Company under the laws of the French Republic, and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate or conflict with the laws the French Republic or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties or the terms and provisions of the statuts (By-laws) of the Company.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.  The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of France.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Form 6-K dated the date hereof and incorporated by reference into the Registration Statement on Form F-3 (Reg. No. 333-187156), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours

/s/ Jones Day